SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM 8-A
               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               Netro Corporation
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               (Exact name of Registrant as Specified in Charter)

                                 Delaware                            77-0395029
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              (State of Incorporation or Organization)        (IRS Employer
                                                             Identification No.)

         3860 North First Street, San Jose, California             95134
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                 (Address of Principal Executive Offices)        (Zip Code)

If this form relates to the             If this form relates to the
registration of a class of securities   registration of a class of securities
pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
Exchange Act and is effective           Exchange Act and is effective
pursuant to General Instruction         pursuant to General Instruction
A.(c), please check the following       A.(d), please check the following
box. |_|                                box. |X|

     Securities Act registration statement file number to which this form relates: -----------------------
                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class                   Name of Each Exchange on Which
            to be so Registered                   Each Class is to be Registered
            -------------------                   ------------------------------

                 None                                       None
--------------------------------------         ---------------------------------

--------------------------------------         ---------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Right
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                                (Title of Class)
                             ---------------------

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                                (Title of Class)
                             ---------------------

                          AMENDMENT NO. 2 TO FORM 8-A

     The undersigned registrant hereby amends and supplements the following items and exhibits or other portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 16, 2001, as follows:

Item 1.  Description of Registrant's Securities to be Registered

     Item 1 is hereby amended by appending the following paragraphs at the end thereof:

     Effective July 31, 2002, the Company amended and restated the Amended and Restated Rights Agreement dated January 14, 2001, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Second Amended and Restated Rights Agreement"). The following paragraph summarizes the changes to the Amended and Restated Rights Agreement effectuated through this amendment. Capitalized terms used without definition below have the meanings assigned to them in the Second Amended and Restated Rights Agreement.

     The term "Acquiring Person" is revised to clarify that the Carso Global Group is excluded from the definition of "Acquiring Person" so long as it does not Beneficially Own or become the Beneficial Owner of shares of Common Stock in excess of 19.9% of the outstanding shares of common stock. The Carso Global Group also shall not be an "Acquiring Person" as the result of any acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned by the Carso Global Group to 19.9% or more of the shares of Common Stock then outstanding. However, if the Carso Global Group shall become the Beneficial Owner of 19.9% or more of the shares of Common Stock then outstanding by reason of such share acquisition by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then the Carso Global Group shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional shares of Common Stock the Carso Global Group does not beneficially own 19.9% or more of the shares of Common Stock then outstanding.

     This description of the Second Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Rights Agreement, which is filed herewith.

Item 2.  Exhibits

     Item 2 is hereby amended by adding the following exhibit attached hereto:

     3. Second Amended and Restated Rights Agreement dated July 31, 2002, between Netro Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating




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



Cumulative Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Terms of the Rights Agreement as Exhibit C.




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



                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                            Netro Corporation



                                            By:  /s/ Sanjay Khare
                                                --------------------------------
                                                Name:    Sanjay Khare
                                                Title:   Chief Financial Officer


Dated: August 1, 2002

Exhibit Index

     3. Second Amended and Restated Rights Agreement dated July 31, 2002, between Netro Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating Cumulative Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Terms of the Rights Agreement as Exhibit C.




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